EXHIBIT 99.1
GoPro Announces Third Quarter 2022 Results
GoPro Subscribers Grew 55% year-over-year to 2.1 million
GAAP EPS of $0.10 and non-GAAP EPS of $0.19
Revenue of $305 Million 3% Above Consensus

SAN MATEO, Calif., November 3, 2022 - GoPro, Inc. (NASDAQ: GPRO) today announced financial results for its third quarter ended September 30, 2022, and posted management commentary in the investor relations section of its website at https://investor.gopro.com.

“In Q3 GoPro delivered revenue at the high-end of guidance and solid GAAP and non-GAAP earnings,” said Nicholas Woodman, GoPro’s founder and CEO. “GoPro’s resilience during this challenging economic environment is testament to the meaningful role GoPro plays in the lives of the world’s most active and creative people.”

“GoPro continued to drive solid operating and financial results, including effective management of key balance sheet metrics,” said Brian McGee, GoPro’s CFO and COO. “Revenue of $305 million was down 4% on a dollar basis and up 2% year-over-year on a constant currency basis, while subscription and service revenue grew 48% year-over-year to $21 million for the quarter. Now that we have crossed the two million subscriber threshold, we are positioned to generate more than $100 million in annual recurring high-margin subscription revenue moving forward.”

Q3 2022 Financial Results & Recent Business Highlights
•Revenue was $305 million, down 4% on a dollar basis, and up 2% in constant currency compared to the prior year period.
•GoPro.com revenue, including subscription and service revenue, increased 4% year-over-year to $99 million, or 32% of total revenue. Subscription and service revenue increased 48% year-over-year to $21 million.
•GoPro subscriber count increased 55% year-over-year to 2.1 million.
•Third quarter cash net of debt was $205 million, nearly doubling from $110 million in Q3’21.
•GAAP and non-GAAP gross margin was 38.0% and 38.2% respectively, down from the prior year period at 43.6% and 43.8%, respectively.
•GAAP net income was $18 million, or $0.10 per share, down year-over-year from net income of $312 million or $1.92 per share, which was primarily driven by the release of a $263 million tax valuation allowance during the third quarter of 2021.
•Non-GAAP net income was $32 million, or $0.19 per share, down 42% from $55 million, or $0.34 per share in the prior year period.
•Adjusted EBITDA was $35 million, or 12% of revenue, compared to $60 million, or 19% of revenue in the prior year period.
•Cameras with retail prices at or above $400 represented 87% of Q3 2022 camera revenue, down from 88% in Q3 2021.
•Q3 2022 Street ASP increased 1% year-over-year to $383, or up 6% year-over-year in constant currency.
•Days’ sales outstanding was 25 days, down from 28 days in Q3’21.

•Announced three new cameras - HERO11 Black, HERO11 Black Creator Edition and HERO11 Black Mini - and auto highlight videos for subscribers.
•Revenue grew sequentially across all geographies led by Asia Pacific, which also delivered year-over-year revenue growth.

Results Summary:

	Three months ended September 30,
($ in thousands, except per share amounts)	2022	2021	% Change
Revenue	$305,130	$316,669	(3.6)%
Gross margin
GAAP	38.0%	43.6%	-560 bps
Non-GAAP	38.2%	43.8%	-560 bps
Operating income
GAAP	$24,431	$48,601	(49.7)%
Non-GAAP	$33,356	$58,798	(43.3)%
Net income
GAAP	$17,570	$311,761	(94.4)%
Non-GAAP	$31,847	$55,224	(42.3)%
Diluted net income per share
GAAP	$0.10	$1.92	(94.8)%
Non-GAAP	$0.19	$0.34	(44.1)%
Adjusted EBITDA	$35,200	$60,442	(41.8)%

Conference Call
GoPro management will host a conference call and live webcast for analysts and investors today at 2 p.m. Pacific Time (5 p.m. Eastern Time) to discuss the Company’s financial results.

Prior to the start of the call, the Company will post Management Commentary on the “Events & Presentations” section of its investor relations website at https://investor.gopro.com. Management will make brief opening comments before taking questions.

To listen to the live conference call, please call +1 833-927-1758 (US) or +1 929-526-1599 (International) and enter access code 695322, approximately 15 minutes prior to the start of the call. A live webcast of the conference call will be accessible on the “Events & Presentations” section of the Company’s website at https://investor.gopro.com. A recording of the webcast will be available on GoPro’s website, https://investor.gopro.com, from approximately two hours after the call through February 1, 2023.

About GoPro, Inc. (NASDAQ: GPRO)
Celebrating its 20th anniversary in 2022, GoPro helps the world to capture and share itself in immersive and exciting ways.

For more information, visit GoPro.com. Open roles can be found on our careers page. Members of the press can access official logos and imagery on our press portal. GoPro customers can submit their photos and videos to GoPro Awards for an opportunity to be featured on GoPro's social channels and receive gear and cash awards. Connect with GoPro on Facebook, Instagram, LinkedIn, TikTok, Twitter, YouTube, and GoPro's blog The Current.

GoPro, HERO and their respective logos are trademarks or registered trademarks of GoPro, Inc. in the United States and other countries.

GoPro’s Use of Social Media
GoPro announces material financial information using the Company’s investor relations website, SEC filings, press releases, public conference calls and webcasts. GoPro may also use social media channels to communicate about the Company, its brand and other matters; these communications could be deemed material information. Investors and others are encouraged to review posts on Facebook, Instagram, LinkedIn, TikTok, Twitter, YouTube, and GoPro’s investor relations website and blog, The Current.
Note Regarding Use of Non-GAAP Financial Measures
GoPro reports gross profit, gross margin, operating expenses, operating income (loss), other income (expense), tax expense, net income (loss) and diluted net income (loss) per share in accordance with U.S. generally accepted accounting principles (GAAP) and on a non-GAAP basis. Additionally, GoPro reports non-GAAP adjusted EBITDA. Non-GAAP items exclude, where applicable, the effects of stock-based compensation, acquisition-related costs, restructuring and other related costs, non-cash interest expense, gain on sale and license of intellectual property and the tax impact of these items. When planning, forecasting, and analyzing gross margin, operating expenses, operating income (loss), other income (expense), tax expense, net income (loss) and net income (loss) per share for future periods, GoPro does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for reconciling items which are inherently difficult to predict with reasonable accuracy. GoPro also reports revenue, gross profit, gross profit percentage, adjusted EBITDA as a percentage of revenue, and street average selling price on a constant currency basis to show performance unaffected by fluctuations in currency exchange rates. GoPro calculates constant currency amounts by translating current period amounts at the prior period’s average exchange rate and compare that to current period performance.
Note on Forward-looking Statements
This press release may contain projections or other forward-looking statements within the meaning Section 27A of the Private Securities Litigation Reform Act. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “should,” “will” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements in this press release may include but are not limited to statements regarding our expectations for profitability and subscription growth; and overall consumer demand for our products. These statements involve risks and uncertainties, and actual events or results may differ materially. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements include the inability to achieve our revenue growth or profitability in the future, and if revenue growth or profitability is achieved, we may not be able to sustain it; the fact that an economic downturn or economic uncertainty in our key U.S. and international markets, inflation, and fluctuations in interest rates or currency exchange rates may adversely affect consumer discretionary spending and demand for our products; the risk that growing our direct-to-consumer and subscription business while reducing our reliance on our other sales channels could impact profitability; our reliance on third party suppliers, some of which are sole source suppliers, to provide services and components for our products which may be impacted due to supply shortages, long lead times for components, and supply changes, any of which could disrupt our supply chain or our operations and may increase our costs such as increased freight rates or shipping delays; the continuing impact of the COVID-19 pandemic and the war in Ukraine and their effects on the United States and global economies and our business in particular; our ability to maintain the value and reputation of our brand and protect our intellectual property and proprietary rights; the risk that our sales fall below our forecasts, especially during the holiday season; the risk we fail to manage our operating expenses effectively, and may result in our financial performance suffering the fact that our continued profitability depends in part on further penetrating our total addressable market, and we may not be successful in doing so; the fact that sales of our cameras, mounts and accessories for substantially all of our revenue, and any decrease in the sales or change in sales mix of these products could harm our business; any inability to successfully manage product introductions, product transitions, product pricing and marketing; the fact that a small number of retailers and distributors account for a substantial portion of our revenue and our level of business with them could be significantly reduced; the impact of fluctuations in foreign currency exchange rates on our results of operations; our ability to attract, engage and retain qualified personnel; any changes to trade agreements, trade policies, tariffs, and import/export regulations; the effects of the highly competitive market in which we operate, including new market entrants; the fact that we may experience fluctuating revenue, expenses and profitability in the future; risks related to inventory, purchase commitments and long-lived assets; the risk that we may not be able to maintain the value and reputation of our brand; the risk that we will encounter problems with our distribution system; the threat of a security breach or other disruption including cyberattacks; the concern that our intellectual property and proprietary rights may not adequately protect our products and services; and other factors detailed in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2021, which is on file with the Securities and Exchange Commission (SEC), and as updated in future filings with the SEC including the Quarterly Report on Form 10-Q for the quarter ended September 30, 2022. These forward-looking statements speak only as of the date hereof or as of the date otherwise stated herein. GoPro disclaims any obligation to update these forward-looking statements.

GoPro, Inc.
Preliminary Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2022	2021	2022	2021
Revenue	$305,130	$316,669	$772,520	$769,935
Cost of revenue	189,085	178,616	469,995	453,904
Gross profit	116,045	138,053	302,525	316,031

Operating expenses:
Research and development	36,043	36,458	103,859	106,688
Sales and marketing	41,076	37,352	115,888	108,812
General and administrative	14,495	15,642	45,530	45,940
Total operating expenses	91,614	89,452	265,277	261,440
Operating income	24,431	48,601	37,248	54,591
Other income (expense):
Interest expense	(1,185)	(5,748)	(4,932)	(17,160)
Other income (expense), net	284	(1,320)	(523)	435
Total other expense, net	(901)	(7,068)	(5,455)	(16,725)
Income before income taxes	23,530	41,533	31,793	37,866
Income tax expense (benefit)	5,960	(270,228)	6,019	(280,679)
Net income	$17,570	$311,761	$25,774	$318,545

Net income per share:
Basic	$0.11	$2.01	$0.16	$2.07
Diluted	$0.10	$1.92	$0.16	$1.96

Shares used to compute net income per share:
Basic	155,819	155,009	156,464	153,618
Diluted	173,184	162,746	180,038	162,728

GoPro, Inc.
Preliminary Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$217,161	$401,087
Marketable securities	131,619	137,830
Accounts receivable, net	85,022	114,221
Inventory	153,394	86,409
Prepaid expenses and other current assets	36,078	42,311
Total current assets	623,274	781,858
Property and equipment, net	15,301	19,003
Operating lease right-of-use assets	23,154	27,320
Goodwill	146,459	146,459
Other long-term assets	286,524	285,239
Total assets	$1,094,712	$1,259,879

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$138,789	$171,545
Accrued expenses and other current liabilities	99,115	128,572
Short-term operating lease liabilities	9,509	9,819
Deferred revenue	48,592	42,505
Short-term debt	—	122,391
Total current liabilities	296,005	474,832
Long-term taxes payable	8,526	7,319
Long-term debt	140,780	111,289
Long-term operating lease liabilities	35,522	43,025
Other long-term liabilities	6,144	7,500
Total liabilities	486,977	643,965

Stockholders’ equity:
Common stock and additional paid-in capital	952,152	1,008,872
Treasury stock, at cost	(145,231)	(113,613)
Accumulated deficit	(199,186)	(279,345)
Total stockholders’ equity	607,735	615,914
Total liabilities and stockholders’ equity	$1,094,712	$1,259,879

GoPro, Inc.
Preliminary Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2022	2021	2022	2021
Operating activities:
Net income	$17,570	$311,761	$25,774	$318,545
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,035	2,370	6,590	8,598
Non-cash operating lease cost	1,858	1,352	4,166	3,798
Stock-based compensation	9,339	9,329	29,426	28,227
Deferred income taxes	3,750	(269,913)	6,147	(269,922)
Non-cash restructuring charges	—	—	—	(99)
Non-cash interest expense	—	3,590	—	10,535
Other	367	1,705	2,383	874
Net changes in operating assets and liabilities	5,817	7,429	(94,301)	(35,251)
Net cash provided by (used in) operating activities	40,736	67,623	(19,815)	65,305

Investing activities:
Purchases of property and equipment, net	(1,911)	(2,822)	(3,205)	(4,840)
Purchases of marketable securities	(56,656)	(49,380)	(103,733)	(82,270)
Maturities of marketable securities	44,500	—	109,649	—
Net cash provided by (used in) investing activities	(14,067)	(52,202)	2,711	(87,110)

Financing activities:
Proceeds from issuance of common stock	2,000	3,025	4,686	7,225
Taxes paid related to net share settlement of equity awards	(3,839)	(7,038)	(12,327)	(15,013)
Repurchase of outstanding common stock	(9,856)	—	(31,618)	—
Repayment of borrowings	—	—	(125,000)	—
Net cash used in financing activities	(11,695)	(4,013)	(164,259)	(7,788)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,092)	(857)	(2,563)	(1,704)
Net change in cash, cash equivalents and restricted cash	13,882	10,551	(183,926)	(31,297)
Cash, cash equivalents and restricted cash at beginning of period	203,279	285,806	401,087	327,654
Cash, cash equivalents and restricted cash at end of period	$217,161	$296,357	$217,161	$296,357

GoPro, Inc.
Reconciliation of Preliminary GAAP to Non-GAAP Financial Measures

To supplement our unaudited selected financial data presented on a basis consistent with GAAP, we disclose certain non-GAAP financial measures, including non-GAAP gross profit, gross margin, operating expenses, operating income (loss), other income (expense), tax expense, net income (loss), diluted net income (loss) per share and adjusted EBITDA. Additionally, we present revenue, gross profit, gross profit percentage, adjusted EBITDA as a percentage of revenue, and street average selling price on a constant currency basis to show performance unaffected by fluctuations in currency exchange rates. We calculate constant currency amounts by translating current period amounts at the prior period’s average exchange rate and compare that to current period performance. We also provide forecasts of non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other income (expense), non-GAAP tax expense, non-GAAP net income (loss) and non-GAAP diluted net income (loss) per share. We use these non-GAAP financial measures to help us understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short-term and long-term operational plans. Our management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing our operating results. These non-GAAP financial measures should not be considered in isolation from, or as an alternative to, the measures prepared in accordance with GAAP, and are not based on any comprehensive set of accounting rules or principles. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by facilitating:
•the comparability of our on-going operating results over the periods presented;
•the ability to identify trends in our underlying business; and
•the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.
These non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Some of these limitations are:
•adjusted EBITDA does not reflect tax payments that reduce cash available to us;
•adjusted EBITDA excludes depreciation and amortization and, although these are non-cash charges, the property and equipment being depreciated and amortized often will have to be replaced in the future, and adjusted EBITDA does not reflect any cash capital expenditure requirements for such replacements;
•adjusted EBITDA excludes the amortization of point of purchase (POP) display assets because it is a non-cash charge, and is treated similarly to depreciation of property and equipment and amortization of acquired intangible assets;
•adjusted EBITDA and non-GAAP net income (loss) exclude restructuring and other related costs which primarily include severance-related costs, stock-based compensation expenses, facilities consolidation charges recorded in connection with restructuring actions, including right-of-use asset impairment charges, and the related ongoing operating lease cost of those facilities recorded under Accounting Standards Codification 842, Leases. These expenses do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of current operating performance or comparisons to the operating performance in other periods;
•adjusted EBITDA and non-GAAP net income (loss) exclude stock-based compensation expense related to equity awards granted primarily to our workforce. We exclude stock-based compensation expense because we believe that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance. In particular, we note that companies calculate stock-based compensation expense for the variety of award types that they employ using different valuation methodologies and subjective assumptions. These non-cash charges are not factored into our internal evaluation of net income (loss) as we believe their inclusion would hinder our ability to assess core operational performance;
•non-GAAP net income (loss) excludes acquisition-related costs including the amortization of acquired intangible assets (primarily consisting of acquired technology), the impairment of acquired intangible assets (if applicable), as well as third-party transaction costs incurred for legal and other professional services. These costs are not factored into our evaluation of potential acquisitions, or of our performance after completion of the acquisitions, because these costs are not related to our core operating performance or reflective of ongoing operating results in the period, and the frequency and amount of such costs vary significantly based on the timing and magnitude of our acquisition transactions and the maturities of the businesses being acquired. Although we exclude the amortization of acquired intangible assets from our non-GAAP net income (loss), management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Additionally, in connection with the adoption of ASU 2020-06 on January 1, 2022, we add back the tax effected cash interest expense associated with our 2022 Notes and 2025 Notes, as if converted at the beginning of the period, if the impact is dilutive;
•non-GAAP net income (loss) excludes non-cash interest expense. Prior to the adoption of ASU 2020-06 in fiscal year 2022, we were required to recognize non-cash interest expense related to the amortization of a debt discount associated with our 2022 Notes and 2025 Notes in accordance with the prior authoritative accounting guidance for convertible debt that may be settled in cash. From fiscal year 2022 and onwards, this debt discount accounting requirement was removed, and as a result, non-cash interest expense will no longer be a reconciling item between GAAP and non-GAAP net income (loss);
•non-GAAP net income (loss) includes income tax adjustments. We utilize a cash-based non-GAAP tax expense approach (based upon expected annual cash payments for income taxes) for evaluating operating performance as well as for planning and forecasting purposes. This non-GAAP tax approach eliminates the effects of period specific items, which can vary in size and frequency and does not necessarily reflect our long-term operations. Historically, we computed a non-GAAP tax rate based on non-GAAP pre-tax income on a quarterly basis, which considered the income tax effects of the adjustments above;
•GAAP and non-GAAP net income (loss) per share includes the dilutive, tax effected cash interest expense associated with our 2022 Notes and 2025 Notes, as if converted at the beginning of the period in connection with the adoption of ASU 2020-06 on January 1, 2022; and,
•other companies may calculate these non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

GoPro, Inc.
Reconciliation of Preliminary GAAP to Non-GAAP Financial Measures
(unaudited)

Reconciliations of non-GAAP financial measures are set forth below:

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2022	2021	2022	2021
GAAP net income	$17,570	$311,761	$25,774	$318,545
Stock-based compensation:
Cost of revenue	441	483	1,371	1,420
Research and development	4,395	4,380	12,958	13,131
Sales and marketing	1,819	1,950	6,171	5,968
General and administrative	2,684	2,516	8,926	7,708
Total stock-based compensation	9,339	9,329	29,426	28,227

Acquisition-related costs:
Cost of revenue	—	70	47	1,081
Total acquisition-related costs	—	70	47	1,081

Restructuring and other costs:
Cost of revenue	(21)	51	(12)	150
Research and development	(216)	417	(134)	1,290
Sales and marketing	(116)	199	(70)	677
General and administrative	(61)	131	(35)	419
Total restructuring and other costs	(414)	798	(251)	2,536

Non-cash interest expense	—	3,590	—	10,535
Income tax adjustments	5,352	(270,324)	4,837	(281,003)
Non-GAAP net income	$31,847	$55,224	$59,833	$79,921

GAAP net income - basic	$17,570	$311,761	$25,774	$318,545
Add: Interest on convertible notes, tax effected*	485	—	2,721	—
GAAP net income - diluted	$18,055	$311,761	$28,495	$318,545

Non-GAAP net income - basic	$31,847	$55,224	$59,833	$79,921
Add: Interest on convertible notes, tax effected*	485	—	2,721	—
Non-GAAP net income - diluted	$32,332	$55,224	$62,554	$79,921

GAAP and non-GAAP shares for diluted net income per share	173,184	162,746	180,038	162,728

GAAP diluted net income per share	$0.10	$1.92	$0.16	$1.96
Non-GAAP diluted net income per share	$0.19	$0.34	$0.35	$0.49

* Reflects the use of the if-converted method for our convertible notes, effective January 1, 2022 due to the adoption of ASU 2020-06.

	Three months ended September 30,		Nine months ended September 30,
(dollars in thousands)	2022	2021	2022	2021
GAAP gross profit as a % of revenue	38.0%	43.6%	39.2%	41.0%
Stock-based compensation	0.2	0.2	0.1	0.2
Acquisition-related costs	—	—	—	0.2
Non-GAAP gross profit as a % of revenue	38.2%	43.8%	39.3%	41.4%

GAAP operating expenses	$91,614	$89,452	$265,277	$261,440
Stock-based compensation	(8,898)	(8,846)	(28,055)	(26,807)
Restructuring and other costs	393	(747)	239	(2,386)
Non-GAAP operating expenses	$83,109	$79,859	$237,461	$232,247

GAAP operating income	$24,431	$48,601	$37,248	$54,591
Stock-based compensation	9,339	9,329	29,426	28,227
Acquisition-related costs	—	70	47	1,081
Restructuring and other costs	(414)	798	(251)	2,536
Non-GAAP operating income	$33,356	$58,798	$66,470	$86,435

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2022	2021	2022	2021
GAAP net income	$17,570	$311,761	$25,774	$318,545
Income tax expense (benefit)	5,960	(270,228)	6,019	(280,679)
Interest expense, net	262	5,697	3,617	16,977
Depreciation and amortization	2,035	2,371	6,590	8,599
POP display amortization	448	714	1,565	2,022
Stock-based compensation	9,339	9,329	29,426	28,227
Restructuring and other costs	(414)	798	(251)	2,536
Adjusted EBITDA	$35,200	$60,442	$72,740	$96,227

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